Exhibit 10.1

MASTER SHORT-TERM LOAN AGREEMENT

This Master Short-Term Loan Agreement (this "Agreement") is entered into as of October 23, 2026 (the "Effective Date"), by and between Dynamic Aerospace Systems Corporation, a Nevada corporation (the "Borrower" or "Company"), and Jeff Hail, an individual with an address at 6855 E. Camelback Rd, Unit 6022, Scottsdale, AZ 85251 (the "Lender").

RECITALS

WHEREAS, Lender is the Chief Operating Officer and a member of the Board of Directors of Borrower;

WHEREAS, from time to time Borrower may require short-term funding to meet payroll and other near-term working capital needs; and

WHEREAS, the disinterested members of Borrower's Board of Directors have approved this Agreement, and the making of advances hereunder up to the Cumulative Principal Cap (as defined below) without separate Board approval of each advance, by unanimous written consent dated October 23, 2026, with Lender abstaining (the "Board Consent").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Advances.

(a) Commitment. During the period from the Effective Date through the Final Maturity Date (as defined in Section 4(c)) (the "Draw Period"), Lender agrees to make one or more loans to Borrower (each, an "Advance") upon Borrower's delivery of a Draw Notice in accordance with Section 2, subject to the conditions in Section 2(c).

(b) Cumulative Principal Cap. The aggregate cash amount funded by Lender for all Advances made under this Agreement shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the "Cumulative Principal Cap"). The Cumulative Principal Cap measures the total cash amount funded and not the outstanding balance; repayment of an Advance does not restore any amount available under the Cumulative Principal Cap. Original issue discount, interest, and fees do not count toward the Cumulative Principal Cap.

(c) Maximum Advance. The cash amount funded for any single Advance shall not exceed Forty Thousand Dollars ($40,000.00).

(d) Initial Advance. On the Effective Date, Lender shall fund an initial Advance in the cash amount of Twenty-Seven Thousand Dollars ($27,000.00), with a Face Amount of Twenty-Eight Thousand Four Hundred Twenty-One Dollars and Five Cents ($28,421.05) and an Initial Repayment Date of November 6, 2026 (the "Initial Advance"). The Initial Advance is made pursuant to this Agreement without the need for a separate Draw Notice and counts toward the Cumulative Principal Cap.

2. Draw Notices and Funding.

(a) Draw Notice. Borrower shall request each Advance by delivering to Lender a draw notice substantially in the form of Exhibit A (a "Draw Notice"), signed by Borrower's Chief Executive Officer or Chief Financial Officer, which may be delivered by email. Each Draw Notice shall state the cash amount, Face Amount, and requested funding date of the Advance, its Initial Repayment Date (as defined in Section 4(a)), the cumulative cash amount funded after giving effect to the Advance, and the remaining capacity under the Cumulative Principal Cap.

(b) Funding. Lender shall fund each Advance by wire transfer or other electronic transfer of immediately available funds to the bank account designated by Borrower on the requested funding date, or as soon as practicable thereafter, and shall countersign and return the Draw Notice to confirm the funding.

(c) Conditions. Lender shall not be obligated to fund any Advance if (i) the cash amount of such Advance would exceed the maximum set forth in Section 1(c), (ii) after giving effect to such Advance, the Cumulative Principal Cap would be exceeded, (iii) the requested funding date is after the end of the Draw Period, or (iv) an Event of Default has occurred and is continuing.

(d) Termination of Commitment. Lender may terminate Lender's obligation to fund further Advances at any time upon five (5) business days' prior written notice to Borrower. Any such termination shall not affect (i) any Advance already funded or (ii) any Advance requested in a Draw Notice delivered before Lender's notice of termination, which Lender shall fund in accordance with this Agreement. Following termination, all outstanding Advances shall remain outstanding and payable in accordance with this Agreement.

3. Original Issue Discount; Interest; Fees.

(a) Original Issue Discount. Each Advance shall be made with a five percent (5%) original issue discount, such that the principal amount owed for each Advance (its "Face Amount") equals the cash amount funded by Lender divided by 0.95 (for example, a cash funding of $10,000.00 results in a Face Amount of $10,526.32). The original issue discount is fully earned when the Advance is funded and shall not be reduced by reason of any prepayment.

(b) Interest. No interest shall accrue on an Advance through its Initial Repayment Date. If any portion of the Face Amount of an Advance remains unpaid after its Initial Repayment Date, such unpaid portion shall bear simple interest at the rate of eighteen percent (18%) per annum from the day after the Initial Repayment Date until paid in full, calculated on the basis of a 365-day year and the actual number of days elapsed. Accrued interest shall be payable when the related Face Amount is repaid.

(c) Wire Fees. Borrower shall reimburse Lender for the actual wire transfer fees incurred by Lender in funding each Advance, not to exceed Thirty-Five Dollars ($35.00) per Advance, payable together with the repayment of such Advance.

(d) No Late Fee. No late fee shall be charged on any Advance.

4. Repayment.

(a) Initial Repayment Date. Borrower shall use commercially reasonable efforts to repay the Face Amount of each Advance, together with any wire fee reimbursement, on or before the date that is fourteen (14) days after its funding date (its "Initial Repayment Date"). Any portion of an Advance that is not repaid by its Initial Repayment Date shall remain outstanding, shall bear interest as provided in Section 3(b), and shall be due and payable no later than the Final Maturity Date. Non-payment of an Advance on its Initial Repayment Date shall not constitute an Event of Default.

(b) Prepayment. Borrower may prepay any Advance in whole or in part at any time without premium or penalty. Any prepayment shall reduce the outstanding Face Amount of the Advance and shall not reduce the original issue discount.

(c) Final Maturity Date. All outstanding Advances and all other amounts due hereunder shall be due and payable in full on the earlier of (i) December 31, 2026 and (ii) the Uplisting Payment Date (such earlier date, the "Final Maturity Date"). "Uplisting Payment Date" means (A) if Borrower consummates a public offering of its securities in connection with the first listing of Borrower's common stock on a national securities exchange, including NYSE American, the New York Stock Exchange, or The Nasdaq Stock Market (an "Uplisting Event"), the date of the closing of such offering, or (B) if no such offering is consummated, the fifth (5th) business day following the Uplisting Event.

(d) Application and Method of Payment. Payments under this Agreement shall be applied first to wire fee reimbursements, then to accrued interest, and then to Face Amount, in each case to the Advances in order of their funding dates, beginning with the earliest. All payments shall be made in lawful money of the United States by wire transfer or other electronic transfer to the account designated by Lender in writing.

(e) Priority Over Other Hail Obligations. So long as any Advance, or any interest or fees in respect of an Advance, remains outstanding: (i) Borrower shall not make, and Lender shall not demand or accept, any payment under the Amended and Restated Short-Term Loan Agreement dated as of October 13, 2026, the Subordinated Secured Promissory Note dated as of September 30, 2026, or the Subordinated Secured Revolving Line of Credit Agreement dated as of September 30, 2026, each between Borrower and Lender (collectively, the "Other Hail Agreements"); and (ii) any payment received by Lender from Borrower, however designated, shall be applied first to amounts outstanding under this Agreement. To the extent any amount under an Other Hail Agreement becomes due while any amount remains outstanding under this Agreement, the due date of such amount shall be extended until all amounts outstanding under this Agreement have been paid in full, and no event of default shall occur under any Other Hail Agreement by reason of Borrower's compliance with this Section 4(e). Lender and Borrower agree that each Other Hail Agreement is amended to the extent necessary to give effect to this Section 4(e). This Section 4(e) is subject to the rights of Borrower's senior secured creditors under the subordination provisions of the Other Hail Agreements.

5. Draw Ledger and Reporting. Borrower's Chief Financial Officer shall maintain a ledger substantially in the form of Exhibit B (the "Draw Ledger") showing each Advance, its cash amount and Face Amount, the cumulative cash amount funded, the remaining capacity under the Cumulative Principal Cap, interest, fees, each repayment, and the outstanding balance, and shall provide a copy to Lender after each Advance and each repayment. The Draw Ledger shall be conclusive evidence of the matters recorded therein, absent manifest error; provided that any failure to record an Advance or repayment shall not affect Borrower's obligations hereunder. Borrower's Chief Financial Officer shall report the Draw Ledger to the disinterested members of Borrower's Board of Directors within ten (10) business days after the end of each fiscal quarter.

6. Use of Proceeds. Advances shall be used solely for the payment of Borrower's payroll and other working capital expenses in the ordinary course of business.

7. Related Party Transaction Approval. Lender is an executive officer and director of Borrower, and this Agreement therefore constitutes a related-party transaction. This Agreement, including the making of each Advance in accordance with its terms up to the Cumulative Principal Cap, has been approved by the Board Consent, and no further approval of Borrower's Board of Directors shall be required for any Advance made in accordance with this Agreement. Any increase in the Cumulative Principal Cap, extension of the Draw Period, or other material change to the economic or security terms of this Agreement shall require the further approval of the disinterested members of Borrower's Board of Directors.

8. Events of Default. An Event of Default shall occur if Borrower: (i) fails to pay all amounts outstanding under this Agreement within five (5) business days after the Final Maturity Date; (ii) becomes insolvent or files for bankruptcy protection; or (iii) materially breaches this Agreement and fails to cure such breach within ten (10) business days after receiving written notice from Lender. Upon an Event of Default, Lender may declare all outstanding Advances and other amounts due hereunder immediately due and payable.

9. Representations and Warranties. Each party represents to the other that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed, and delivered by such party; and (iii) the execution and performance of this Agreement does not conflict with, or constitute a default under, any other agreement, instrument, or obligation to which such party is bound. Borrower additionally represents that, to its knowledge, entering into this Agreement does not violate any negative covenant, most-favored-nation provision, or similar restriction contained in the Company's other outstanding debt or equity instruments.

10. Unsecured Obligation. The obligations of Borrower under this Agreement are unsecured.

11. Assignment. Lender may not sell, assign, transfer, or pledge any right, title, or interest in this Agreement or any Advance without the prior written consent of Borrower. Borrower may not assign its obligations under this Agreement without the prior written consent of Lender. Any assignment in violation of this Section shall be void.

12. Notices. All notices under this Agreement, including Draw Notices, shall be in writing and delivered by email (with confirmation of receipt) or by nationally recognized overnight courier to the addresses on file with each party, or such other address as either party may designate in writing.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

14. Attorneys' Fees and Costs. In the event of any action or proceeding to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

15. Relationship to Other Agreements. This Agreement is a separate obligation of Borrower. Except as provided in Section 4(e), nothing in this Agreement amends, supersedes, or otherwise affects the Other Hail Agreements or the Short-Term Loan Agreement dated October 5, 2026 between Borrower and Lender.

16. Entire Agreement; Amendments. This Agreement, together with the Draw Notices delivered hereunder, constitutes the entire agreement between the parties concerning the Advances and supersedes all prior discussions or understandings relating thereto. Any amendment must be in writing and signed by both parties.

17. Counterparts and Electronic Signatures. This Agreement and any Draw Notice may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together constitute one agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BORROWER:

DYNAMIC AEROSPACE SYSTEMS CORPORATION

By: /s/ Kent Wilson

Name: Kent Wilson

Title: Chief Executive Officer

Date: October 23, 2026

LENDER:

 /s/ Jeff Hail

Jeff Hail

Date: October 23, 2026

EXHIBIT A

FORM OF DRAW NOTICE

Draw Notice No.: ______

Date: ______________________

Reference is made to the Master Short-Term Loan Agreement dated as of October 23, 2026 (the "Agreement") between Dynamic Aerospace Systems Corporation ("Borrower") and Jeff Hail ("Lender"). Capitalized terms used herein have the meanings given in the Agreement. Borrower hereby requests an Advance under the Agreement as follows:

Cash amount to be funded	$____________
Face Amount (cash amount divided by 0.95)	$____________
Requested funding date	____________
Initial Repayment Date (14 days after funding)	____________
Cumulative cash funded, including this Advance	$____________
Remaining capacity under Cumulative Principal Cap	$____________
Purpose	Payroll / working capital (describe): ____________

Borrower certifies that (i) the cash amount of this Advance does not exceed $40,000.00, (ii) after giving effect to this Advance, the Cumulative Principal Cap will not be exceeded, (iii) the requested funding date is within the Draw Period, and (iv) no Event of Default has occurred and is continuing.

BORROWER: DYNAMIC AEROSPACE SYSTEMS CORPORATION

By: ________________________________

Name: ______________________________

Title: Chief Executive Officer / Chief Financial Officer

FUNDING CONFIRMED BY LENDER:

___________________________________

Jeff Hail

Date funded: ________________________

EXHIBIT B

DRAW LEDGER

Cumulative Principal Cap: $150,000.00 cash funded (maximum $40,000.00 per Advance)

No.	Funding Date	Cash Funded	Face Amount	14-Day Repay Date	Repaid (Date / Amount)	Cumulative Cash Funded	Remaining Capacity
1	10/23/26	$27,000.00	$28,421.05	11/6/26		$27,000.00	$123,000.00
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Interest accrues at 18% per annum on any Face Amount unpaid after its Initial Repayment Date.